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                                                                   Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2004 Stock Incentive Plan of Foundation Coal Holdings, Inc., of our report dated July 30, 2004, with respect to the consolidated financial statements and schedule of RAG American Coal Holding, Inc. and our report dated August 19, 2004, with respect to the consolidated financial statements of Foundation Coal Holdings, Inc. (Successor in interest to Foundation Coal Holdings, LLC) both included in the Prospectus and Registration Statement (Form S-1, as amended, File No. 333-118427) of Foundation Coal Holdings, Inc. dated December 8, 2004.

                                                /s/ Ernst & Young LLP

Baltimore, Maryland
December 22, 2004